EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2012 YEAR-END AND

FOURTH-QUARTER RESULTS

MONROE, MI., June 19, 2012—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2012 full year and fourth quarter ended April 28, 2012.

Fiscal 2012 full year highlights:

•	Sales for the full fiscal 2012 year increased 3.8% compared with fiscal 2011, which was a 53-week year, with the additional week having an approximate 2 percentage point impact;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 9.4% for the full fiscal 2012 year;
•	Consolidated operating income increased 92% to $49.6 million from $25.9 million in fiscal 2011;
•	The company generated cash from operations of $82.8 million;
•	The upholstery segment’s operating margin was 8.4% compared with 7.9% in fiscal 2011;
•	The casegoods segment’s operating margin was 4.0% compared with 4.4% in fiscal 2011;
•	The retail segment’s performance continued to improve, with an operating loss of $7.8 million, a 48% improvement from the loss of $15.1 million in fiscal 2011; and
•	Diluted earnings per share attributable to La-Z-Boy Incorporated were $1.64, including $0.88 per share reflecting a reduction in valuation reserves and $0.21 per share in anti-dumping duties. This compares with $0.45 in fiscal 2011, which included a $0.05 per share impairment.

Fiscal 2012 fourth quarter highlights:

•	Sales for the fourth quarter decreased 3.4% compared with the fiscal 2011 fourth quarter which included an additional week, with that week having an approximate 7 percentage point impact;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 10.0% for the fourth quarter;
•	Consolidated operating income was essentially flat at $16.9 million compared with $12.2 million in the fiscal 2011 fourth quarter, taking into account the inclusion of a $4.5 million impairment on long-lived assets in last year’s fourth quarter;
•	The company generated cash from operations of $27.0 million during the quarter;
•	The upholstery segment posted a 10.1% operating margin versus 10.3% in last year’s fourth quarter;
•	The retail segment improved its operating performance for the thirteenth consecutive quarter, reducing its operating loss to $1.1 million from $3.0 million in last year’s fourth quarter; and
•	Diluted earnings per share attributable to La-Z-Boy Incorporated were $0.37, including $0.19 per share reflecting anti-dumping duties. This compares with earnings per diluted share of $0.19 in the fourth quarter of fiscal 2011, which included a $0.05 per share impairment of long-lived assets.

Sales for the full fiscal year 2012 were $1.2 billion, an increase of 3.8% over fiscal 2011, which included an additional week, with the week having an approximate 2 percentage point impact. The company reported net income attributable to La-Z-Boy Incorporated of $88.0 million, or $1.64 per share versus $24.0 million, or $0.45 per share. The fiscal 2012 results included $0.88 per share related to a reduction of valuation reserves against the company’s deferred tax assets and $0.21 per share in anti-dumping duties. The fiscal 2011 results included a $0.01 per share restructuring charge, a $0.05 per share impairment of long-lived assets and $0.01 per share in anti-dumping duties.

Sales for the fiscal 2012 fourth quarter were $327.4 million, down 3.4% compared with the prior year’s fourth quarter, which included an additional week with that week equivalent to approximately 7 percentage points. The company reported net income attributable to La-Z-Boy Incorporated of $19.6 million, or $0.37 per diluted share, of which $0.19 per share related to anti-dumping duties. This compares with $10.3 million, or $0.19 per diluted share, which included a $0.05 per share impairment of long-lived assets.

Compared with last year’s fourth quarter, the fiscal 2012 fourth-quarter results were impacted by the 13-versus-14-week comparison, changes in the company’s effective tax rate, and $4.2 million in additional incentive compensation. This increase included a $1.6 million bonus to all employees not participating in the company’s annual incentive program, and an increase of $2.6 million related to other incentive compensation, including both short- and long-term stock compensation. Last year’s fourth quarter included a minimal level of incentive compensation.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “Increased sales, an efficient operating structure, brand strength, a strong network of proprietary distribution and better execution throughout our business segments delivered a 92% increase in the company’s consolidated operating income for fiscal 2012. We also strengthened our balance sheet, ending the year with more than $150 million in cash and less than $10 million in total debt. As we look to the future, we will continue to execute on our strategic objectives and are well positioned to achieve sales growth, retail profitability and positive conversion on our additional volume.”

Wholesale Segments

Fiscal 2012 segment sales for the quarter are compared to a 14-week quarter in fiscal 2011, with the additional week representing an approximate 7 percentage point impact.

For the fiscal 2012 fourth quarter, sales in the company’s upholstery segment increased to $266.9 million from $264.8 million in the prior year’s fourth quarter. The operating margin for the quarter was 10.1% compared with 10.3% in last year’s fourth quarter. In the casegoods segment, sales for the fiscal 2012 fourth quarter were $35.3 million, down from $40.7 million in the fiscal 2011 fourth quarter, and the operating margin for the segment declined to 3.3% from 5.2% in last year’s fourth quarter.

Darrow commented, “Our operating structure for our three upholstery entities remains lean and efficient. For the quarter, we maintained a better-than-10% operating margin, and for the full year, we increased the upholstery margin to 8.4%. On the sales side, the upholstery segment is maintaining its momentum with full-year sales up about 6.4%. With 18 months of high single-digit same-store-sales increases across our La-Z-Boy Furniture Galleries® network, we are continuing to gain market share. Our brand platform is driving a more qualified consumer to our stores, and we are pleased to have extended our contract with Brooke Shields as our brand ambassador for an additional two years. Both the company and our dealer base plan to open additional La-Z-Boy Furniture Galleries® stores, which will deliver incremental sales and provide us with the opportunity to leverage our operating structure across all our branded upholstery facilities and Mexico-based cut-and-sew center to deliver improved results.”

Darrow continued, “Our casegoods segment continues to face challenges given the higher ticket associated with bedroom and dining room groups. However, we were profitable for the year on a decline in volume, reflecting the variable cost structure of the business model. At this past furniture market, we introduced several new bedroom groups from American Drew that will be made at our Hudson, North Carolina facility, and they were all well received. Production of these groups will begin in August, which should deliver improved operating efficiencies for the plant.”

Retail Segment

For the quarter, retail delivered sales were $55.6 million, down 4.7% compared with the fourth quarter of last year, which included an additional week, representing approximately 7 percentage points. The retail group continued to make progress in its operating performance, posting an operating loss of $1.1 million, with an operating margin of (2.0%) compared with an operating loss of $3.0 million, or an operating margin of (5.2%) in last year’s fourth quarter.

Darrow stated, “Our retail performance continues to improve, and we are moving steadily toward profitability in the segment. With a lean operating structure in place, volume and margin expansion are driving our performance. During the quarter, we improved the gross margin 2.9 percentage points. Additionally, with a more qualified consumer entering our stores, our retail teams are utilizing established team selling processes, which drove an improvement in our close ratio and average ticket for the quarter. For the full year, we reduced our loss to $7.8 million from $15.1 million. Our team remains focused on servicing the consumer and increasing sales to drive profitability in the segment.”

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the fourth quarter of fiscal 2012, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 10.0% versus last year’s fourth quarter.

Total written sales, which include new and closed stores, for the fourth quarter, were up 11.1%. At the end of the fourth quarter, the La-Z-Boy Furniture Galleries® store system was composed of 312 stand-alone stores, an increase of three stores since the end of the fiscal 2012 third quarter.

Additionally, the La-Z-Boy Furniture Galleries® store network, including company-owned and independent-licensed stores, plans to open, remodel or relocate 10 to 15 additional stores throughout fiscal 2013.

Balance Sheet and Cash Flow

During the quarter, the company generated $27.0 million in cash from operating activities, which included $16 million in anti-dumping duties, ending the year with $152.4 million in cash while decreasing total debt to $9.8 million through the repayment of its revolving line of credit. At quarter end, La-Z-Boy’s debt-to-capitalization ratio was 2.1% compared with 8.8% at the end of fiscal 2011 and its net cash position was $142.6 million as of April 28, 2012. During fiscal 2012, the company purchased 0.5 million shares of stock in the open market under its existing authorized share purchase program.

Business Outlook

Darrow stated, “Given the strength of our brand, the breadth of our branded distribution network, plans for store growth and the level of same-store-sales improvements over the past 18 months, La-Z-Boy Incorporated is positioned to continue to improve its market share and will further capitalize on any strengthening in the economy, particularly consumer confidence and the housing market. We have an efficient operating structure, a successful brand platform, a strong dealer distribution network and a team that is committed to driving growth, retail profitability and positive conversion on our additional volume.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, June 20, 2012, at 8:30 a.m. eastern time. The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of recovery from the recent economic recession or the emergence of a second wave of the recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return our share of certain Continued Dumping and Subsidy Offset Act distributions; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology conversions or system failures; (p) effects of our brand awareness and marketing programs; (q) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (r) litigation arising out of alleged defects in our products; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores owners and negotiate favorable lease terms for new or existing locations; and (t) those matters discussed in Item 1A of our fiscal 2012 Annual Report and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned retail segment includes 85 of the 312 La-Z-Boy Furniture Galleries® stores.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 312 stand-alone La-Z-Boy Furniture Galleries® stores and 553 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.